UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP
(Name of Registrant As Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee previously paid by written preliminary materials. $172.92

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
July 11, 2008
Dear Series B Limited Partner:
          Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Partnership”) in which you have invested as a holder of Series B Units, entered into an agreement with Bellaire Holdings, LLC, a Colorado limited liability company and FW Madison Marketing Group LLC, a Colorado limited liability company (individually and collectively, the “Purchaser”), each an unaffiliated third party, to sell the Partnership’s apartment complex known as Canyon Crest Apartments and located in Littleton, Colorado (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property is $4,400,000. The terms of the Sale are more fully described in the attached Information Statement.
          The Partnership’s general partner, ConCap Equities, Inc. (the “General Partner”), and its affiliates will consent to the sale of the Property for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Series B Limited Partners without distributing sufficient cash to Series B Limited Partners to enable Series B Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
          Series B Partner approval of the Sale on the terms described in the attached Information Statement is assured. If you have any questions or require any assistance, please contact our Information Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.
CONCAP EQUITIES, INC.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
July 11, 2008
INFORMATION STATEMENT
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
Dear Series B Limited Partner:
          Consolidated Capital Institutional Properties/2, LP (the “Partnership”) in which you have invested as a holder of Series B limited partnership units, entered into an agreement (the “Purchase Agreement”) with Bellaire Holdings, LLC, a Colorado limited liability company, and FW Madison Marketing Group LLC, a Colorado limited liability company (individually and collectively, the “Purchaser”), each an unaffiliated third party, to sell the Partnership’s apartment complex (the “Sale”) known as Canyon Crest Apartments and located in Littleton, Colorado (the “Property”) to the Purchaser. The gross sale price for the Property (the “Purchase Price”) is $4,400,000. ConCap Equities, Inc., the general partner of the Partnership (the “General Partner”) is sending this Information Statement to the holders of the Partnership’s Series B limited partnership units (the “Series B Limited Partners” and together with the General Partner, the “Series B Partners”) to notify Series B Limited Partners of the background and terms of the Sale.
          This Information Statement is first being mailed to Series B Limited Partners of record as of July 9, 2008 (the “Record Date”) on or about July 11, 2008.
          Pursuant to the Partnership Agreement, the prior consent of Series B Limited Partners owning a majority of the total outstanding Series B limited partnership units (“Units”) is required to approve the Sale. There were 909,030.2 Units outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 63.16% of the outstanding Units, or 574,169.95 Units, will consent to the Sale on the terms described in this Information Statement. The consent of the limited partners to the Sale will have an effective date of July 31, 2008, which is twenty days after the mailing of this information statement. Accordingly, Series B Partner approval of the Sale on the terms described in this Information Statement is assured.
          As more fully described in this Information Statement, the General Partner and affiliates will consent to the Sale for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Series B Limited Partners without distributing sufficient cash to Series B Limited Partners to enable Series B Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

          If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Series B Limited Partners, that if the Partnership does make any future distributions Series B Limited Partners will receive distributions equal to their tax liabilities, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
WE ARE NOT ASKING FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY TERM SHEET
          This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Information Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Information Statement in which you may find a more complete discussion.
•	The Sale. On June 27, 2008 (the “Effective Date”), the Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The Purchase Price for the Sale is $4,400,000. See “THE SALE.”

•	What You Will Receive in the Sale. We currently estimate that the Partnership will distribute approximately $1,093,000, or $1.20 per Unit, of Sale proceeds to Series B Limited Partners. We added the portion of the Partnership’s cash held with respect to the Units, cash equivalents and other assets held with respect to the Units to the Purchase Price and then deducted our estimate of the outstanding mortgage debt (including accrued interest), prepayment penalty, closing costs, accounts payable relating to the Units, accrued expenses and other related Partnership liabilities relating to the Units, and the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be $88,000, to determine our estimate of Sale proceeds distributable to Series B Limited Partners. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “ESTIMATED ALLOCATION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the prior consent of Series B Limited Partners owning a majority of the total outstanding Units is required to approve the Sale. The General Partner and its affiliates, which own 63.16% of the total outstanding Units, will consent to the Sale on the terms described in this Information Statement. The consent of the limited partners to the Sale will have an effective date of July 31, 2008, which is twenty days after the mailing of this information statement. Accordingly, approval of the Sale is assured. We are providing Series B Limited Partners with this Information Statement to inform Series B Limited Partners of the background and terms of the Sale. See “NO CONSENTS REQUIRED.”

•	Reasons for the Sale. The General Partner is consummating the Sale because:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Series B Limited Partners without distributing sufficient cash to Series B Limited Partners to enable Series B Limited Partners to pay their resulting tax liabilities;

•	Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE”
•	Disadvantages of the Sale. The Sale has the following disadvantages:
•	Property value could appreciate due to, among other factors, an improved economy, interest rate decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the holders of Units will not benefit from increases, if any, in the Property value.

•	After the Sale, Series B Limited Partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.
•	Appraisal Rights. Series B Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Units in connection with a sale of the Property. See “NO CONSENTS SOLICITED — No Appraisal Rights.”

•	Tax Consequences of the Sale. If the Property is sold, the Partnership will recognize a loss as a result with respect to the Units. The amount of loss recognized by the Partnership on the Sale will be equal to the excess of: (i) the Partnership’s adjusted basis in the Property, over (ii) the sum of the cash and other property received in exchange for the Property, plus the amount of liabilities assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser). This loss will be allocated to the Series B Partners, including Series B Limited Partners, in accordance with the Partnership Agreement. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Information Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD-LOOKING STATEMENTS
          This Information Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” Such forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Series B Limited Partners, and the Sale’s tax consequences.
          The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Information Statement. Wherever they occur in this Information Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Information Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Series B Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Information Statement. The Partnership and the General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
          The Sale has certain risks and disadvantages. You should carefully consider the following risks:
          Series B Limited Partners Will Recognize a Loss Upon the Sale. If the Property is sold, the Partnership will recognize a loss for tax purposes as a result of the Sale equal to the excess of the Partnership’s adjusted basis in the Property over the sum of the cash received for the Property, plus the debt assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser). This tax loss will be allocated to the Series B Partners in accordance with the Partnership Agreement. If the Sale closes, we currently estimate Series B Limited Partners will be allocated tax loss of approximately $1.09 per Unit as a result of the Sale. This estimate is based on information currently available to the General

Partner. Actual results may vary from this estimate. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
          If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the General Partner may effect an Alternative Sale which may result in lower cash proceeds to the Partnership with respect to its Series B interests and lower or no distributions to the Series B Limited Partners.
          Conflicts of Interest of General Partner. The General Partner has conflicts of interest with respect to the Sale as more fully described below.
          The General Partner and Its Affiliates Will Receive Funds in Repayment of Indebtedness. A portion of the Sale proceeds, after payment of certain transaction costs, will be used to repay Partnership indebtedness owed to the General Partner and its affiliates, including accrued interest thereon, currently estimated to be $115,855 as of May 31, 2008.
          The Sale May Mitigate the General Partner’s Liability for Partnership Liabilities Relating to the Series B Interests. The General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the General Partner’s liability for Partnership debt and liabilities relating to the Series B interests that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future with respect to the Property or the Series B interests.
REASONS FOR SALE
          The General Partner has determined that the Sale is in the best interest of the Partnership, including the Series B Limited Partners. It came to this conclusion based on many factors, including the following:
          The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party.
          Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Series B Limited Partners without distributing sufficient cash to Series B Limited Partners to enable Series B Limited Partners to pay their resulting tax liabilities.
          The Property May Need Substantial Capital Expenditures in the Future. Given the Property’s age, the Property will probably require substantial capital expenditures in the future for which existing reserves will not be adequate and which the General Partner does not anticipate the Partnership will be able to finance due to its financial condition relating to the Series B interests.
          No Distributions to Series B Limited Partners. During at least the last six years, the Partnership has not paid any distributions to its Series B Partners and, prior to the creation of the Series B interests, to its partners.
          Favorable Market Conditions. Market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.
          The Partnership’s Financial Condition as it Relates to the Series B Interests Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition as it relates to the Series B interests in the foreseeable future.

MARKETING
          The General Partner marketed the Property to potentially interested parties. In December 2007, the General Partner engaged CB Richard Ellis, a national real estate brokerage firm unaffiliated with the General Partner (the “Broker”), to commence the marketing of the Property. The General Partner and its affiliates transact business with the Broker from time to time. In January 2008, CB Richard Ellis commenced marketing the Property nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. In June 2008, the Broker received four letters of intent from potential purchasers. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated the prospective purchasers and the letters of intent in terms of aggregate consideration offered, feasibility of the transactions proposed, credibility of the prospective purchasers, and ability of the prospective purchasers to consummate a sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. After evaluating the revised offers, the General Partner selected the best offer for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Between June 9th and June 27th, the General Partner negotiated a purchase contract for the property with one prospective purchaser.
ESTIMATED ALLOCATION OF SALE PROCEEDS
          This table summarizes our current estimate of Sale proceeds to be distributed to Series B Limited Partners, assuming the Sale is completed on May 31, 2008. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.

Gross purchase price	$4,400,000
Plus: Cash and cash equivalents relating to the Series B interests	11,427
Plus: Other partnership assets relating to the Series B interests	141,848
Less: Mortgage debt, including accrued interest	(2,884,403)
Less: Debt prepayment penalty	(146,211)
Less: Loans from General Partner relating to the Series B interests, including accrued interest	(45,470)
Less: Accounts payable, accrued expenses and other liabilities relating to the Series B interests	(207,764) *
Less: Estimated closing costs including transfer taxes	(88,440)

Less: Reserve for contingencies	(88,000)

TOTAL	$1,092,987

Net proceeds distributable to all Series B Partners	$1,092,9870
Percentage of proceeds allocable to Series B Limited Partners	100%

Net proceeds distributable to Series B Limited Partners	$1,092,987

Total number of Units	909,030.20

Distributable net proceeds per Unit	$1.20

*	$70,385 of this amount is payable to the General Partner and /or affiliates.
          Estimated Tax Consequences of Property Sale. The Partnership will recognize a loss on the Sale, which will be allocated to the Series B Partners. This table summarizes our estimate of the allocation to Series B Limited Partners of loss on the Sale, assuming the Sale is completed on May 31, 2008. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates. Each Series B Limited Partner should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES — Tax Consequences if the Property is Sold.”

Total tax loss per Unit recognized on sale	$1.09
Long term capital loss per Unit	$0.89
Ordinary loss per Unit	$0.20
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          The following summary of the United States federal income tax consequences of the Sale and distribution is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Series B Limited Partner or to Series B Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Series B Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Series B Partner resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the Series B Partners. We urge Series B Partners to consult their tax advisors as to the specific tax consequences of the Sale and the Partnership’s distribution of Sale proceeds to them.
          Each series of interests in the Partnership is classified as a separate partnership for United States federal income tax purposes. The tax rules relating to a limited partner holding interests in a series of a limited partnership are the same as the rules applicable to partners holding an interest in one partnership.
          Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize a loss on the Sale, which will be allocated to the Series B Partners. The amount of loss on the Sale will be equal to the excess of: (i) the Partnership’s adjusted basis in the Property, over (ii) the sum of the cash and other property received in exchange for the Property, plus the amount of liabilities assumed by the buyer (or to which the Property is subject when acquired by the buyer). This loss will be allocated to the Series B Partners, including Series B Limited Partners, in accordance with the Partnership Agreement. We currently estimate you will incur loss on the Sale of $1.09 per Unit. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate.
          Most of the loss allocated to Series B Partners will be long-term capital loss. In general, capital losses are deductible only to the extent of capital gains plus, in the case of individuals, trusts, and estates, $3,000 per year. Individuals, trusts, and estates may be eligible to carry unused capital losses indefinitely to future years until the losses can be used. The deductibility of losses is complicated, and each Series B Limited Partner is urged to consult his or her tax advisor.
          After the Sale, a Series B Partner also will recognize gain or loss on the distribution of cash proceeds with respect to the Series B interests to the extent of the difference between: (i) the sum of the amount of cash and other property distributed to the Series B Partner, and (ii) the Series B Partner’s adjusted basis in his or her Series B interests, after adjustment for the allocation of any gain or loss with respect to the Series B Units, including loss from sale of the Property. Generally, any gain or loss recognized by a Series B Partner on the distribution will be capital gain or loss, and, to the extent of long-term capital gain of a Series B Partner that is an individual, trust, or estate generally will be eligible for the 15% maximum long-term capital gain rate.
          Tax Consequences if the Property is Not Sold. Continued operation of the Property may generate income that will be taxable to the Series B Partners, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, there may not be any cash available for distribution to the Series B Partners if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities relating to the Series B interests. The Partnership also will continue to incur the administrative costs of Partnership operations relating to the Series B interests, including the cost of preparing and filing a Partnership tax return relating to the Series B interests. If a Series B Partner has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Series B Partner because of the continued operation of the Property by the Partnership. The determination of whether a Series B Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Series B Partner’s individual circumstances.
          WE URGE EACH SERIES B LIMITED PARTNER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE DISTRIBUTION, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
          IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
THE PROPERTY
          General. The Property is a 90-unit rental apartment complex located in Littleton, Colorado. The Property was acquired by the Partnership in 2002 (see discussion below) and the Property was constructed in 1966. The Property is encumbered by a first mortgage loan with an aggregate unpaid balance of $2,884,403 as of May 31, 2008. The Partnership has other indebtedness of $253,234 as of May 31, 2008, including $115,855 of indebtedness to the General Partner and its affiliates.
          Capital Replacements. The Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, balcony repairs (where applicable), replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from the Property’s operating cash flows, cash reserves, or from short-term or long-term borrowings.
          Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate				Average Occupancy
2008*	2007	2006	2005	2008*	2007	2006	2005
$9,257	$9,126	$8,719	$8,759	95%	94%	94%	90%

*	Through March 31, 2008
THE PARTNERSHIP
          General Information. The Partnership is a Delaware limited partnership organized on April 12, 1983. Its primary business was to lend funds in return for notes received by the Partnership from borrowers secured by deeds of trust on real properties. As a result of the inability of borrowers to meet their debt obligations, the Partnership acquired investment properties, including the Property, through deeds in lieu of foreclosure during 2002 and 2003. The Partnership serialized its interests through an amendment to the Partnership Agreement dated April 30, 2008, which created the Series B interests that relate specifically to the Property.
          The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
          Series B Limited Partners. As of the Record Date, there were 909,030.20 Series B Units issued and outstanding owned by 15,271 Series B Limited Partners of record.

          Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of the Record Date.
Series A Units —Limited Partners

	Approximate		Approximate
Entity Name and Address	Number of Units		Unit of Class

AIMCO Properties, L.P.[1]	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO-GP, Inc.[3]	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

Apartment Investment and Management Company	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO IPLP, L.P. [3,4]	253,495.8	[5]	27.89%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO/IPT, Inc.[3]	253,495.8	[5]	27.89%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

Cooper River Properties, L.L.C.[6]	67,518.7		7.43%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

Reedy River Properties, L.L.C.[7]	168,736.5		18.56%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.03% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of December 31, 2007, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partnership interest in AIMCO Properties, L.P. It is wholly owned by AIMCO.

[2]	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 574,169.95 Units, representing approximately 63.16% of the class.

[3]	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P. and AIMCO-GP, Inc. by virtue of its indirect majority or whole ownership of those Series A Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.

[4]	AIMCO/IPT holds a 70.0% interest in AIMCO IPLP as its general partner, and it is wholly owned by AIMCO. The AIMCO Operating Partnership holds a 30% interest in AIMCO IPLP as the limited partner.

[5]	AIMCO IPLP, L.P. and AIMCO/IPT, Inc. share voting and dispositive power over 253,495.8 Series A Units, representing approximately 27.9% of the class.

[6]	AIMCO IPLP owns 100% of Cooper River Properties, L.L.C.

[7]	AIMCO IPLP owns 100% of Reedy River Properties, L.L.C.
Series B Units —Limited Partners

	Approximate		Approximate
Entity Name and Address	Number of Units		Unit of Class

AIMCO/Bethesda Holdings, Inc.[1,4]	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO Properties, L.P.[3,4]	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO-GP, Inc.[3,4]	574,169.95	[2]	63.16%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

Apartment Investment and	574,169.95	[2]	63.16%
Management Company[4] 4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

[1]	AIMCO Properties, L.P. is the controlling shareholder of AIMCO/Bethesda Holdings, Inc.

[2]	AIMCO/Bethesda Holdings, Inc., AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 574,169.95 Units, representing approximately 63.16% of the class.

[3]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.03% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by AIMCO. As of December 31, 2007, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partnership interest in AIMCO Properties, L.P. It is wholly owned by AIMCO.

[4]	AIMCO may be deemed the beneficial owner of the Units held by AIMCO Properties, L.P. and AIMCO-GP, Inc. by virtue of its indirect majority or whole ownership of those Series B Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.
          None of our directors or officers own any Units.
          Trading Market. There is not any established trading market for the Units.

          Investment Portfolio. The following shows the location of, the number of apartment units in, the date of acquisition, the nature of the Partnership’s ownership interest in and the use of the Partnership’s property.
Series B Units:

		Date of	Type of
Property	Units	Acquisition	Ownership	Use
Canyon Crest Apartments	90	8/22/02	Fee simple subject	Apartment
Littleton, Colorado			to first mortgage
Series A Units:

		Date of	Type of
Property	Units	Acqusition	Ownership	Use

Highcrest Townhomes	176	8/22/02	Fee simple subject	Apartment
Wood Ridge, Illinois			to first mortgage

Windemere Apartments	257	8/28/02	Fee simple subject	Apartment
Houston, Texas			to first mortgage

Glenbridge Manor Apartments	290	9/01/03	Fee simple subject	Apartment
Cincinnati, Ohio			to first mortgage
          Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10KSB for the fiscal year ended December 31, 2007 (the “2007 10-K”) filed with the United States Securities and Exchange Commission (the “SEC”) on March 31, 2008 and the unaudited financial statements for the three months ended March 31, 2007 and 2008 filed with the SEC on May 15, 2008 (the “2008 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
          General. The Purchaser is a Colorado limited liability company. Its primary business is real estate investments. The Purchaser is not affiliated with the General Partner or the Partnership. The Purchaser informs us that its principal executive offices are located at 1873 South Bellaire Street, Suite 825, Denver, Colorado 80222, telephone: (303) 321-5888.
          Past Contacts, Relationship and Negotiations. The General Partner or its affiliates have not conducted business with the Purchaser or its affiliates.
THE SALE
          Summary of Purchase Agreement. On the Effective Date, the Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Partnership agreed to sell the Property to the Purchaser.
          Purchase Price and Deposit. The Purchase Price is $4,440,000, to be paid by the Purchaser as follows:

•	The Purchaser delivered an initial deposit (the “Initial Deposit”) of $50,000 to Stewart Title Guaranty Company (the “Escrow Agent”).

•	On or before the day that the Feasibility Period (as defined below) expires, the Purchaser must deliver an additional deposit (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”) of $40,000 to the Escrow Agent.

•	The balance of the Purchase Price must be paid to and received by the Escrow Agent on the day of closing.
          Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) closing, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which the Escrow Agent is otherwise authorized to disburse the Deposit. If prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Georgia at any time.
          Feasibility Period. From the Effective Date through July 21, 2008 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. If the Purchaser exercises this termination right, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period, the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions.
          Conduct of Investigation. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser cannot perform any invasive tests on the Property without the Partnership’s prior written consent. Further, the Partnership has the right to disapprove any test that in the Partnership’s reasonable judgment could result in injury to the Property, breach of any contract, expose the Partnership to any losses or violation of applicable law, or otherwise adversely affect the Property. The Purchaser must restore the Property to the same condition existing immediately prior to the Purchaser’s Inspection.
          The Purchaser Indemnification. The Purchaser agreed to indemnify the Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
          Property Contracts. The Partnership must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Partnership specifying any property contracts which the Purchaser wants to terminate at closing. If any Terminated Contract requires payment of a penalty or premium for cancellation, the Purchaser is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
          Day of Closing. Closing is scheduled to occur on July 24, 2008.
          Closing Costs. Any transfer, sales, use, gross receipts or similar taxes and the cost of recording any instruments required to discharge any liens or encumbrances against the Property must be paid by the Partnership or the Purchaser in accordance with custom and practice. Purchaser shall pay any fees required to be paid by Purchaser with respect to the Title Policy and one-half of the customary closing costs of the Escrow Agent. Seller shall pay the base premium for the Title Policy to the extent required by Purchase Agreement and one-half of the customary closing costs of the Escrow Agent.
          Prorations. The parties agreed to customary prorations as of the day of closing.
          Post Closing Adjustments. The Purchaser or the Partnership may request that the Purchaser and the Partnership undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).
          The Partnership’s Representations. The Partnership made customary representations and warranties which survive closing for nine months. The Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $250,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
          The Purchaser’s Representations. The Purchaser made customary representations and warranties.
          Leases and Property Contracts. From the Effective Date to closing, the Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent.
          General Operation of Property. The Partnership must operate the Property in the ordinary course of business. The Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent, except as necessary in the Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property.
          Liens. Without the Purchaser’s written consent, the Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business.
          The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Partnership to the Purchaser at closing must have been delivered;

(b)	each of the Partnership’s representations must be true in all material respects as of closing;

(c)	the Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by Partnership under the Purchase Agreement;

(d)	neither the Partnership nor the General Partner can be a debtor in any bankruptcy proceeding or could have been a debtor in any bankruptcy proceeding in the prior six months;

(e)	the HAP Voucher Approval is obtained and the HAP Voucher Assumption occurs;

(f)	the Purchaser obtains financing satisfactory to the Purchaser, in the Purchaser’s sole discretion; and

(g)	the vacancies and the rent delinquencies shown on the updated Rent Roll delivered by the Partnership to the Purchaser shall not have increased more than two percent (2%) from the vacancies and the rent delinquencies shown on the initial Rent Roll delivered by the Partnership to the Purchaser.
          If any condition set forth in (a), (c) or (d) above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price or (ii) if the failure to meet a condition constitutes a default by the Partnership, exercise remedies provided to it in the Purchase Agreement. If the condition set forth in (b) is not met, the Partnership will not be in default pursuant to the terms of the Purchase Agreement, and the Purchaser may, as its sole and exclusive remedy, (Y) notify the Partnership of the Purchaser’s election to terminate the Purchase Agreement and receive a return of the Deposit, or (Z) waive the condition and proceed to closing without offset or deduction from the Purchase Price. If the condition set forth in (e) is not met, then the Purchase Agreement will terminate and, if Purchaser is not in default, the Purchaser will be refunded its deposit.
          The Partnership’s Closing Conditions. The Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	the Partnership must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the Series B Partners, and (ii) as required by law;

(e)	there must not be pending or, to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding; and

(f)	the HAP Voucher Approval is obtained and the HAP Voucher Assumption occurs.
          If any of these conditions are not met (except for the condition set forth in (f)), the Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement. If the condition set forth in (f) above is not met, then the Purchase Agreement will terminate and if the Purchaser is not in default, the Purchaser will be refunded its deposit.
          Brokerage. The Partnership represented and warranted that it had dealt only with the Broker in connection with the Purchase Agreement. If the Sale closes, the Partnership will pay the Broker a commission according to the terms of a separate contract. The Partnership and the Purchaser represented and warranted that, other than the Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with the Purchase Agreement.
          The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:

(a)	timely deliver the Initial or Additional Deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement);

(b)	timely deliver the Purchaser’s closing deliveries;

(c)	timely deliver the Purchase Price and timely close; or

(d)	comply with any of its other material obligations under the Purchase Agreement for more than ten days after written notice of default from the Partnership, then the Purchaser will forfeit the Deposit and neither party will be obligated to close.
          Partnership Default. If the Partnership defaults and, other than with respect to the Partnership’s obligation to sell the Property, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $50,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers the total Purchase Price and all the Purchaser closing documents to the Escrow Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
          Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $250,000, then the Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for the full Purchase Price and the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing.
          Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $250,000, the Sale will be closed in accordance with the Purchase Agreement. The Partnership will make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Partnership is unable to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing.
          Repairs. If the Partnership begins any repair, replacement or restoration of the Property prior to closing, then the Partnership is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of the repairs, replacements and restorations after closing with the balance of any available insurance proceeds.
          Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.

          1031 Exchange. The Sale may be a part of a tax-free exchange for either the Purchaser or the Partnership. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate such exchange if requested by the other party, and to obtain all documentation in connection with the exchange.
          Regulatory Consents. None of the parties to the Purchase Agreement will be required to close if required consent of any persons or entities, including, without limitation, lenders to the Partnership, bond trustees, and credit enhancers, has not been obtained. The Partnership currently anticipates that it will terminate the Purchase Agreement if required consents are not obtained. Except for SEC filings, we are not aware of any required filings, consents or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency.
          Organizational Documents. Following the Sale, we will continue to be the general partner of the Partnership, and the Partnership Agreement in effect immediately prior to consummation of the Sale will be the agreement of limited partnership of the Partnership after consummation of the Sale without change or amendment except as otherwise required to effect the Sale until thereafter amended in accordance with the provisions thereof and applicable law.
          Property Ownership. Upon completion of the Sale, after the payment of the transaction-related costs and other outstanding obligations, the Partnership will continue to own its interest in the apartment complex known as Canyon Crest Apartments, located in Littleton, Colorado.
INTEREST OF CERTAIN PERSONS IN THE SALE
          The General Partner has conflicts of interest with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities with respect to the Series B interests.
NO CONSENTS SOLICITED
          Pursuant to the Partnership Agreement, the prior consent of Series B Limited Partners owning the majority of the Units is required to approve the Sale. The General Partner and its affiliates, which own 63.16% of the Units will consent to the Sale on the terms described in this Information Statement. The consent of the limited partners to the Sale will have an effective date of July 31, 2008, which is twenty days after the mailing of this information statement. Accordingly, approval of the proposed Sale on the terms described in this Information Statement by Series B Partners is assured.
          No Appraisal Rights. Series B Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership’s partnership agreement in connection with a sale of the Property.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
          Only one Information Statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the Series B Limited Partners.
          The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Information Statement, including copies of all documents incorporated by reference herein, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Information Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Information Statement, the Limited Partner may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.

          A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this Information Statement if they are receiving multiple copies of Information Statement.
WHERE YOU CAN FIND MORE INFORMATION
          Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s 2007 10-K and in the 2007 10-Q. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Information Statements and other information regarding registrants that file electronically with the SEC.
THE INFORMATION AGENT FOR THIS INFORMATION STATEMENT IS:
THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:

1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071

By Facsimile:	For Information please call:

(201) 460-0050	TOLL FREE (800) 217-9608